Exhibit 99.d.1.i

Mercer Funds

99 High Street

Boston, MA 02110

July 26, 2015

Mercer Investment Management, Inc.

99 High Street

Boston, MA 02110

Ladies and Gentlemen:

1. Each of the funds listed on Schedule A hereto (each a “Fund” and, collectively, the “Funds”) is a series of the Mercer Funds, a Delaware statutory trust (“Trust”). Each separate class of each Fund’s shares is referred to herein as a “Class.”

2. You hereby agree that you will waive your advisory fees and/or reimburse the Trust for the operating expenses of each Fund and any Class thereof to the extent, if any, that the aggregate annual rate of the expense ratio (“Expense Ratio”) exceeds the rate specified on Schedule B hereto (“Maximum Permitted Rate”) during the period ending July 31, 2016 The aggregate amount of this waiver/reimbursement is hereinafter referred to as the “Expense Reimbursement.”

It is understood and agreed that the Maximum Permitted Rate does not include any expenses attributable to interest, taxes, brokerage commissions, acquired fund fees and expenses and extraordinary expenses (including mergers), and you are not required to waive fees or reimburse the Trust to the extent that a Fund’s Expense Ratio exceeds the Maximum Permitted Rate because of interest, taxes, brokerage commissions, acquired fund fees and expenses and extraordinary expenses (including mergers).

3. The Trust, in turn, agrees that, subject to the limitations set forth in this paragraph, it will repay the Expense Reimbursement to you. Such repayment shall be made only out of assets of a Fund (in the case of a Fund expense (“Fund Expense”) that is incurred by all shares of the Fund on the basis of aggregate net asset value) or a Class (in the case of a Class expense (“Class Expense”) that is incurred by a Class in a different amount) for which an Expense Reimbursement was made. For these purposes, a Class Expense shall not include any investment advisory or custodial fees, or other fees and expenses related to the management of a Fund’s assets such as tax preparation or audit fees. In addition, the repayment shall be payable only to the extent it can be made during the three years following the period during which you waived fees or reimbursed a Fund or Class for its operating expenses under this Agreement without causing the Expense Ratio of the Fund or Class during a year in which such repayment is made to exceed the Maximum Permitted Rate; provided, however, the repayment of a Fund Expense shall be borne by all shares of the Fund based on aggregate net asset value, and further, shall be made only to the extent that the applicable Maximum Permitted Rate for a Class is not exceeded by reason of such repayment. The Trust agrees to furnish or otherwise make available to you such copies of its financial statements, reports, and other information relating to its

Mercer Investment Management, Inc.

July 26, 2015

business and affairs as you may, at any time or from time to time, reasonably request in connection with this Agreement.

4. This Agreement shall terminate automatically upon the termination of the Investment Management Agreement between you and the Trust with respect to a Fund; provided, however, that a Fund’s obligation to reimburse you, as described above, will survive the termination of this Agreement unless the Trust and you agree otherwise.

5. You understand that you shall look only to the assets of the applicable Fund for performance of this Agreement and for payment of any claim you may have hereunder, and neither any other series of the Trust, nor any of the Trust’s trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefore.

6. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, except: (a) Paragraph 5 shall be governed by, construed and enforced in accordance with, the laws of the State of Delaware; and (b) insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling. Any amendment to this Agreement shall be in writing signed by the parties hereto.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

MERCER FUNDS

By:	/s/ Rich Joseph
	Name:	Rich Joseph
	Title:	Vice President and
Treasurer

The foregoing Agreement is hereby

accepted as of July 26, 2015

MERCER INVESTMENT MANAGEMENT, INC.

By:	/s/ Thomas Murphy
	Name:	Thomas Murphy
	Title:	President

Mercer Investment Management, Inc.

July 26, 2015

Schedule A

Mercer Opportunistic Fixed Income Fund

Mercer Investment Management, Inc.

July 26, 2015

Schedule B

Fund	Class	Expense Ratio Cap*
Mercer Opportunistic Fixed Income Fund	S	1.40%
	Y-1	1.35%
	Y-2	1.05%
	Y-3	0.90%

*	An annual rate expressed as a percentage of average daily net assets.